EXHIBIT 5.1

[Letterhead of Osler, Hoskin & Harcourt LLP]

July 27, 2009

Tim Hortons Inc.

874 Sinclair Road

Oakville, Ontario

L6K 2Y1

Dear Sirs/Mesdames:

RE: Tim Hortons Inc.

We have acted as Canadian counsel to Tim Hortons Inc., a corporation governed by the Canada Business Corporations Act (the “Company”), in connection with the Registration Statement (File No. 333-160286) on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to the registration of common shares of the Company (the “Common Shares”) to be issued by the Company in connection with that certain Agreement and Plan of Merger among the Company, Tim Hortons Inc., a corporation governed by the laws of Delaware, and THI Mergeco Inc. (the “Merger Agreement”).

We have examined the Registration Statement and the form of Merger Agreement, which has been filed with the Securities and Exchange Commission as Annex A to the Registration Statement. We have also advised the Company in connection with the preparation of the Articles of Incorporation and By-Law No. 1 of the Company, and we have examined such statutes, corporate and other records, agreements, documents or other instruments and have made such other investigations as we have considered necessary to enable us to express the opinions set forth in this opinion letter.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies.

In expressing the opinion in paragraph 1 as to the existence of the Company, we have relied upon a certificate of compliance dated July 24, 2009, issued by Industry Canada, and we have assumed that the matters set out in such certificate have not changed from the date of such certificate until today.

In expressing the opinion in paragraph 2, we have relied upon the resolutions of the board of directors of the Company dated June 29, 2009.

The opinion expressed in paragraph 3 is based on the assumption that the Merger Agreement will be duly executed by the Company, Tim Hortons Inc., a corporation governed by the laws of Delaware, and THI Mergeco Inc. in the form attached as Annex A to the Registration Statement.

On the basis of the foregoing, we are of the opinion that:

1.	the Company is a corporation incorporated and validly existing under the laws of Canada;

2.	the issuance of the Common Shares has been duly authorized by all necessary corporate action on the part of the Company; and

3.	upon issuance in accordance with the terms of the Merger Agreement, including the receipt by the Company of the consideration therefor, the Common Shares will be validly issued and outstanding as fully paid and non-assessable shares of the Company.

We express no opinion herein as to any laws or any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of this firm’s name under the caption “Legal Matters” in the Proxy Statement/Prospectus forming a part of the Registration Statement.

Yours very truly,

/s/ Osler, Hoskin & Harcourt LLP